EXHIBIT 99.1

PRESS RELEASE
Full Year 2014 Results

► FY 2014 outlook achieved despite tough competitive environment;
► Continued investments in the quality of our products and services, innovation, customer experience and network have strengthened our future competitive positioning, leaving us well positioned to deliver healthy financial growth in 2015;
► Board of directors has authorized a €50.0 million share buy-back program, effective today.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, February 12, 2015 - Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the year ended December 31, 2014.

HIGHLIGHTS

•	Continued focus on product quality, innovation and providing an amazing customer experience drove a 10% net increase in triple-play subscribers, representing around 51% of our customer base;

•	Nearly 900,000 mobile postpaid subscribers reached end-2014 (+19% yoy) despite an intensified competitive market in Q4 2014 impacting our rate of net additions;

•
Revenue of €1,707.1 million for 2014, up 4% yoy, impacted by lower revenue from the sale of standalone handsets and lower analog carriage fees. Our revenue growth rate in Q4 2014 slightly contracted versus Q3 to 4% (€436.0 million) due to lower revenue from set-top box sales and lower net subscriber additions;

•	Adjusted EBITDA(1) of €900.0 million in 2014, up 7% yoy, including a nonrecurring €12.5 million benefit. Anticipated margin contraction in Q4 resulted in €212.6 million of Adjusted EBITDA for Q4 2014;

•
Accrued capital expenditures(2) of €387.2 million, equal to around 23% of revenue. Excluding the renewal of the Belgian football broadcasting rights, they represented around 21% of revenue, in line with our outlook;

•
Free Cash Flow(3) up 11% in 2014 to €235.3 million driven by improved operational performance and slightly lower cash interest expenses compared to 2013, partially offset by higher cash tax expenses and cash payments related to the settlement of certain operational contingencies;

•
Targeting revenue and Adjusted EBITDA growth of 4-5% and around 4% respectively for the full year 2015, around 21% share of accrued capital expenditures to revenue and Free Cash Flow of €240.0-250.0 million.

As of and for the year ended	December 2014	December 2013	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,707.1	1,641.3	4%
Operating Profit	532.2	389.2	37%
Net Profit	109.3	116.4	-6%
Basic Earnings Per Share	0.94	1.02	-8%
Diluted Earnings Per Share	0.94	1.00	-6%
Adjusted EBITDA (1)	900.0	842.6	7%
Adjusted EBITDA margin %	52.7%	51.3%
Accrued Capital Expenditures (2)	387.2	372.3	4%
Accrued Capital Expenditures as % of revenue	22.7%	22.7%
Free Cash Flow (3)	235.3	212.4	11%

OPERATIONAL HIGHLIGHTS (Total Services)

Total Cable TV	2,066,700	2,092,500	-1%
Analog Cable TV	490,100	601,100	-18%
Digital Cable TV	1,576,600	1,491,400	6%
Broadband internet	1,530,600	1,464,900	4%
Fixed telephony	1,154,200	1,065,000	8%
Mobile telephony	894,500	750,500	19%
Triple-play customers	1,046,700	955,300	10%
Services per customer relationship (4)	2.30	2.21	4%
ARPU per customer relationship (€ / month) (4) (5)	49.8	47.6	5%

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(1)
EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 12.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(3)
Free Cash Flow is defined as net cash provided by the operating activities of Telenet’s continuing operations less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(4)
Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network, including the network covered by the long-term lease with the pure intermunicipalities.

(5)
Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

(6)
Net leverage ratio is calculated as per the 2010 Amended Senior Credit Facility definition, using net total debt, excluding (a) subordinated shareholder loans, (b) capitalized elements of indebtedness under the Clientele and Annuity Fees, (c) any finance leases entered into on or prior to August 1, 2007, and (d) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters’ Consolidated Annualized EBITDA.

Conference call - Telenet will host a conference call for institutional investors and analysts on February 12, 2015 at 3:00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Investor Relations :        Rob Goyens - rob.goyens@staff.telenet.be - Phone: +32 15 333 054
Investor Relations:        Thomas Deschepper - thomas.deschepper@staff.telenet.be - Phone: +32 15 366 645
Press & Media Relations:    Stefan Coenjaerts - stefan.coenjaerts@staff.telenet.be - Phone: +32 15 335 006

About Telenet - Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet for Business. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information - Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2013 as well as unaudited condensed consolidated financial statements and presentations related to the financial results for the year ended December 31, 2014 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 - Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information - The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2014 have been prepared in accordance with EU IFRS unless otherwise stated and will be made available on the Company’s website on March 27, 2015.

Non-GAAP measures - Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com/). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on February 12, 2015 at 7:00am CET

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

“2014 was an exciting year for our Company that delivered solid operational and financial results. We have also prepared our Company for the future and laid the foundations for healthy, prosperous growth for all stakeholders in 2015 and beyond. In August 2014, we announced the start of our €500 million network investment program “De Grote Netwerf” as we aim to boost the bandwidth capacity of our HFC network from 600 MHz currently to 1 GHz within the next five years, enabling data download speeds of up to 1 Gbps. As such, we will be fully prepared to accommodate the rising customer demand for additional video streaming capacity and faster download speeds. With this investment, we’re making an important contribution to the digital economy in Flanders that will help Belgium to achieve goals set by the European Commission’s Digital Agenda. As part of this program, we took the lead in rolling out a single authentication technology that will ensure automatic and seamless WiFi access for both our broadband internet and mobile customers. As such, our customers will be able to enjoy a superior mobile data experience at no incremental cost. Finally, we have also initiated the Telenet Idealabs program to support promising digital entrepreneurs and promote innovation in Flanders.

We’ve made these investments with a focus on our HFC network knowing that it is not just about technology, but rather the enabling capabilities and services provided over our network to bring attractive, inspiring and unique premium content services to our customers. As such, we continue to focus on providing an amazing customer experience to all of our 2,066,700 customers across all touch points. In this regard, we launched our Telenet Support application for residential customers and stepped up our efforts to provide dedicated and personalized assistance to our B2B customers. In 2015, we plan to go even further as we will proactively visit our customers to make sure they can fully enjoy the benefits of our leading products and services. To date, we have already invited around 60,000 of our customers, of which we already visited 10,000. As of mid-2015, we are aiming for a daily run-rate of 500 check-ups. Through our local STAP investment program and our planned 50% investment in the local media company De Vijver Media, which we hope to close towards the end of Q1 2015, we have been supporting - and will continue to support - local series and programming. In 2014, we also concluded new contracts with the core Flemish broadcasters, allowing us to enrich our “Yelo TV” platform. In December 2014, we revamped our subscription VOD packages and lowered the headline price for our entry level product “Play” by one-third. Priced at €10 per month, we believe “Play” represents an attractive entry point for digital TV customers who want to take full control of when, where and how they watch TV.

At the end of December 2014, we provided over 4.7 million services (excluding mobile telephony) to almost 2.1 million customers, which was up 3% year-on-year. While net subscriber growth for our advanced fixed services of broadband internet, digital TV and fixed telephony substantially contracted in Q4 2014 compared to Q4 2013 as a result of the intensely competitive environment and the fading impact from the revamp of our bundles, we still achieved around 240,000 net additions for our advanced fixed services during 2014. In mobile, we reached nearly 900,000 postpaid subscribers, up 19% year-on-year. Net subscriber additions slowed in the year-end quarter as a result of aggressive handset subsidies and other temporary discounts offered by our direct competitors. As only around 20% of our cable households receive mobile services from us, we continue to see good growth opportunities ahead. The improvements we made to our commercial offers in 2014 and the increased availability of WiFi offloading capabilities bode well for our 2015 performance.

As for our financial performance, I am pleased to see that we have been able to deliver on our full year 2014 outlook despite the macro-economic backdrop and the intensely competitive environment. Compared to 2013, our revenue grew 4% to just over €1.7 billion for the full year 2014 and was impacted by substantially lower revenue from the sale of standalone handsets and analog carriage fees. Excluding these impacts, our revenue growth rate for the year would have been higher. Compared to the prior quarter, our revenue growth rate slightly contracted in Q4 2014 to 4% (€436 million) as a result of lower revenue from the sale of set-top boxes and relatively lower net subscriber additions. We generated €900 million of Adjusted EBITDA in 2014, up 7% compared to 2013 and including a €12.5 million nonrecurring benefit related to the settlement of certain operational contingencies. Despite a higher proportion of lower-margin mobile and premium content revenue in our overall mix and excluding the aforementioned benefit, our underlying Adjusted EBITDA margin improved 70 basis points yoy as a result of triple-play economies and overall control of our overhead expenses whilst continuing to invest in both our products and customer care operations. In Q4, our Adjusted EBITDA margin showed an anticipated contraction to just below 49% (€213 million), reflecting amongst others higher commercial expenses in the year-end quarter and a generally

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intensely competitive environment. Excluding the impact from the renewal of the Belgian football broadcasting rights, our accrued capital expenditures represented around 21% of our revenue, in line with our outlook. Finally, we reached Free Cash Flow of €235 million, up 11% year-on-year, driven by solid Adjusted EBITDA growth and slightly lower cash interest expenses, which were partially offset by higher cash tax expenses and cash payments related to the settlement of certain operational contingencies.

The targeted investments we made in 2014 in our products, our customers and our network have laid the foundations for solid growth in 2015. Taking the current economic and intensely competitive environment into account, including the potential ramifications from cable wholesale, we target revenue growth of “between 4-5%” for 2015 driven by a higher contribution from our entertainment and mobile businesses, continued growth for our B2B activities and a generally higher contribution from our fixed connectivity business as a result of continued RGU growth and the benefit of price adjustments on certain fixed services as of February 2015. The growth in our Adjusted EBITDA in 2015 will be impacted by higher investments in our lower-margin premium content and entertainment platform and our focus on improving in-home connectivity for our customers, while our FY 2014 Adjusted EBITDA was favorably impacted by a nonrecurring €12.5 million benefit. As a result, we target Adjusted EBITDA growth of “around 4%” for 2015. Excluding the aforementioned nonrecurring benefit in FY 2014, the underlying growth rate in Adjusted EBITDA would be meaningfully higher. Accrued capital expenditures, excluding the impact from the renewal of the Belgian football broadcasting rights, are estimated to represent “around 21% of our revenue” and include higher investments in our HFC network as part of our “Grote Netwerf” investment program as announced in August last year. Finally, we see Free Cash Flow in the €240-250 million range as a result of solid underlying growth in our Adjusted EBITDA, a targeted improvement in our working capital and lower cash interest expenses as a result of our optimized derivatives portfolio. This represents a solid improvement versus the achieved Free Cash Flow of €235 million in 2014 despite substantially higher cash tax expenses in 2015. Finally, the board of directors has authorized a €50 million share buy-back program, effective today. The combination of solid future business growth and an active balance sheet management will allow for attractive shareholder returns in absence of M&A and/or significant changes to our business model.”

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1	Operational highlights

IMPORTANT REPORTING CHANGES

Reclassification of certain device-related payments: As of the fourth quarter of 2014, we changed the classification of certain device-related payments from purchases of property and equipment in the investing section of our consolidated cash flow statement to working capital changes and other non-cash items in the operating section of our consolidated cash flow statement. We have applied this classification retroactively to January 1, 2014. Accordingly, €40.8 million of device-related payments during the first nine months of 2014 were reclassified to working capital changes and other non-cash items in the operating section of our consolidated cash flow statement. The reclassification of these cash flows did not impact our net results or our Free Cash Flow, and did not have a meaningful impact on our cash flows as of and for the year ended December 31, 2013.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

As of December 31, 2014, we served 2,066,700 customer relationships, which represented approximately 71% of the 2,916,300 homes passed by our network. As of December 31, 2014, all of our 2,066,700 customer relationships subscribed to our basic cable television services, 1,530,600 subscribed to our broadband internet services and 1,154,200 subscribed to our fixed telephony services. We also had 894,500 mobile postpaid subscribers as of December 31, 2014. In addition, approximately 76% of our basic cable television subscribers had upgraded to the higher ARPU digital TV platform. At December 31, 2014, we provided 4,751,500 services, excluding our mobile RGUs, a 3% increase compared to the prior year period.

Throughout 2014, we added 240,100 net subscribers to our advanced fixed services of digital TV, broadband internet and fixed telephony, of which 49,500 were added in the last quarter of 2014. Net subscriber growth for our advanced fixed services substantially contracted in Q4 2014 compared to Q4 2013 as a result of the intensely competitive environment and the fading impact from the revamp of our bundles. Meanwhile, we continued to enjoy robust net subscriber growth for our leading “Whop” and “Whoppa” triple-play bundles. In Q4 2014, we attracted 21,500 net triple‐play subscribers, leading to a triple-play subscriber base of 1,046,700 subscribers at December 31, 2014, up 10% year-on-year. We now have nearly 51% of our customer relationships subscribing to our triple-play services compared to around 46% at December 31, 2013. We still have a sizeable single-play customer base, representing around 21% of our overall customer base at December 31, 2014, which we are focused on upselling to our advanced services and bundled propositions. The progress in our multiple-play strategy can also be derived from the number of services customers receive from us. At December 31, 2014, our customers subscribed to an average of 2.30 services, up 4% compared to the end of December 2013 when our bundling ratio was 2.21 (excluding mobile telephony in both cases).

ARPU PER CUSTOMER RELATIONSHIP

The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our key operational metrics as we aim to obtain a larger share of our customers’ spending on telecommunication, media and entertainment services. For the full year 2014, the ARPU per customer relationship yielded €49.8, up €2.2, or 5%, compared to the prior year period when the ARPU per customer relationship amounted to €47.6. In Q4 2014, the ARPU per customer relationship reached €50.3, up 3% compared to the prior year period when the ARPU per customer relationship was €48.7. Growth in the ARPU per customer relationship was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix; (ii) a larger share of higher ARPU digital TV subscribers who often consume additional pay TV content and; (iii) the favorable impact from the February 2014 price increase on certain fixed services. These favorable impacts were offset to some extent by a growing proportion of bundle discounts and other discounts.

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1.2    Broadband internet

At December 31, 2014, we served 1,530,600 broadband internet subscribers, having added 17,800 net subscribers in Q4 2014. At December 31, 2014, 52.5% of the homes passed by our leading HFC network subscribed to one of our broadband internet products as compared to 50.6% at the end of Q4 2013. In Q4 2014, annualized churn for our broadband internet service was 7.4% compared to 7.1% for the prior year period as a result of the intensely competitive market environment.

In June 2013, we successfully repositioned our multiple-play bundles with unparalleled download speeds in our footprint of 60 and 120 Mbps for our “Whop” and “Whoppa” bundles, respectively. In June 2014, we further enriched our product offering, resulting in an even greater surfing experience for both our residential and business customers. We currently provide downstream speeds up to 160 Mbps for our residential “Whoppa” customers and up to 200 Mbps for our “Business Internet 200 Plus” customers. The average download speed for our customers reached approximately 83 Mbps at the end of December 2014 compared to approximately 43 Mbps prior to the launch of our new triple-play bundles in June 2013.

We have also made further progress with our WiFi strategy, which we consider to be both a natural extension for the fixed broadband connection in the home or office and a means to offload an increasing share of mobile data traffic to our existing WiFi network. Today, we have deployed almost 1.2 million active WiFi Homespots and operate approximately 2,000 WiFi hotspots in public areas. Through our partnership with the Walloon cable operator VOO, broadband internet customers from Telenet and VOO can freely use the WiFi Homespots on either company’s network. At the end of August 2014, we announced our next-generation network upgrade program as we aim to invest around €500.0 million over the next five years to boost the capacity of our network from 600 MHz currently to 1 GHz, enabling data download speeds of up to 1 Gbps in the future. In early October 2014, we announced the roll-out of the Extensible Authentication Protocol (“EAP”) functionality on our WiFi routers, enabling customers to automatically and seamlessly connect to our WiFi network. This new technology has been activated for substantially all WiFi hotspots and the WiFi Homespots in the city of Mechelen, where we are located. By early 2015, we aim to equip all WiFi Homespots within our footprint with this new technology, boosting the offloading capabilities to move a larger share of mobile data traffic to our WiFi network.

1.3    Fixed telephony

Since the successful repositioning of our multiple-play bundles in June 2013, including the launch of our innovative VoIP app “Triiing”, we have seen continued growth in fixed telephony subscribers. We believe “Triiing” adds value to our fixed telephony proposition as it operates through any WiFi connection worldwide, creating the potential to significantly reduce roaming costs abroad for our customers. As an added benefit, “FreePhone Europe” customers enjoy attractive calling rates and often receive free off-peak calling to a selection of both fixed and mobile numbers. The number of registered devices using “Triiing” increased to approximately 288,200 at December 31, 2014, representing around 25% of our fixed telephony subscriber base already.

In Q4 2014, we achieved 20,600 net fixed telephony subscriber additions. We ended 2014 with 1,154,200 fixed telephony subscribers (+8% year-on-year). Fixed telephony penetration expanded to 39.6% of homes passed by our network compared to 36.8% at December 31, 2013. In Q4 2014, annualized churn for our fixed telephony service reached 7.4%, representing an increase of 100 basis points compared to Q4 2013 and primarily reflecting lower mobile pricing and the intensely competitive environment.

1.4    Mobile telephony

In March 2014, we improved our mobile line-up by introducing the “King Supersize” option, which provides customers with twice as many minutes, text messages and data as a regular “King” tariff plan for an additional €5 per month. Priced at €20 per month, we believe “King Supersize” remains a compelling value proposition relative to comparable offerings by our main competitors. We also made our high-end “Kong” offer more attractive by reducing headline

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prices (for both new and existing subscribers) from €50 per month to €45 per month, while expanding the usage limits for data, messaging and voice specifications. Since the end of March 2014, our mobile telephony subscribers also receive free access to 4G. In early October 2014, we announced the roll-out of the EAP functionality on our WiFi routers, enabling customers to automatically and seamlessly connect to our WiFi network. We believe that the roll-out of this new technology provides a potential money-saving opportunity for our customers, allowing us to better exploit the full potential of WiFi offloading.

While the aforementioned product improvements drove a clear acceleration in net new mobile subscriber growth in recent quarters, the pace of net mobile postpaid subscriber acquisitions slowed in Q4 2014 as a result of the intensely competitive environment characterized by aggressive handset subsidies and other temporary discounts offered by our direct competitors. Consequently, we recorded 26,000 net mobile postpaid subscriber acquisitions in Q4 2014, resulting in 144,000 net subscribers added in our Flemish and Brussels franchise areas for the full year 2014. At December 31, 2014, we had 894,500 postpaid subscribers, which was up 19% year-on-year. The ARPU generated by our mobile subscribers reached €26.0 in Q4 2014 (including interconnection). The decrease compared to the prior year period was primarily driven by discount allocation impacts from the harmonization of our mobile tariffs for both new and existing customers in November 2013. On a sequential basis, the decline in mobile ARPU (including interconnection) was driven by lower roaming revenues as a result of the Summer holiday period in Q3 and the continued pressure on SMS usage and wider mobile data adoption in general.

1.5    Television

1.5.1    Digital & Premium Television

At December 31, 2014, we served 1,576,600 digital TV customers (+6% year-on-year) as we added 11,100 net digital TV subscribers in Q4 2014 (FY 2014: 85,200). As of December 31, 2014, approximately 76% of our basic cable television subscribers were generating incremental ARPU on our interactive digital TV platform compared to around 71% at December 31, 2013. Relative to the preceding quarters, we saw a slowdown in net digital TV subscriber additions after the strong uptake in Q3 following the phasing-out of our SD video platform.

In June 2014, the Jupiler Pro League awarded the Belgian soccer rights for the next three seasons on a non-exclusive basis. As such, Telenet is able to offer all matches of the Belgian competition live on Sporting Telenet until the 2016-2017 season. As a result, we continue to offer a great selection of both domestic and international football on our Sporting Telenet pay TV platform, along with a broad sports line-up including NBA basketball, golf and Formula One racing. At the end of December 2014, approximately 204,800 customers subscribed to our pay television sports channels.

Digital TV subscribers can also extend their TV experience beyond the traditional TV screen, to their smartphones, tablets, laptops or desktops via our “Yelo TV” platform. At December 31, 2014, approximately 26% of our digital TV subscribers were actively using our app, with the number of subscribers up 4% versus Q3 2014. Early December 2014, we revamped our “Yelo TV” app - which is currently available for both iOS and Android - by introducing a new UI and adding functionality such as improved smart search, swipe TV and a recommendation engine.

In parallel, we also announced the next step in our entertainment strategy. With the introduction of “Play” and “Play More” which replace the old “Rex” and “Rio” subscription video-on-demand packages, Telenet is the only operator in Belgium to bundle the content of local broadcasters, an extensive collection of international movies and series, and TV functionalities such as 7-day catch-up TV. At December 31, 2014, “Play” and “Play More” had 150,680 customers, which was up a strong 18% compared to total Q3 2014 “Rex” and “Rio” subscription VOD packages.

1.5.2    Basic Cable Television

Subscribers to our total basic analog and digital cable television services decreased by 7,100 to 2,066,700 at December 31, 2014 compared to 2,073,800 at September 30, 2014. The net organic subscriber loss in Q4 2014 was mildly above

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the average churn witnessed in the first three quarters of 2014 and reflected the intensely competitive environment, characterized by the availability of other digital and over-the-top (“OTT”) platforms in our market.

The aforementioned organic loss rate excludes migrations to our digital television platform and represents customers churning to competitors’ platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint. Given the historically high level of cable penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the TV market, we anticipate further churn of basic cable TV subscribers, offset by further growth in multiple‐play subscribers, generating a higher ARPU relative to the basic cable TV ARPU.

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2	Financial highlights

2.1    Revenue

For the full year 2014, we generated revenue of €1,707.1 million, representing a 4% increase compared to the prior year when we produced revenue of €1,641.3 million. All of our revenue growth in the period was organic and directly driven by (i) solid multiple-play growth with the number of triple-play subscribers up 10% compared to Q4 2013, (ii) the benefit from the selective price increase on certain fixed services in February 2014, (iii) a 8% higher contribution from our mobile activities, and (iv) a 6% increase in our business services revenue. These favorable impacts were partly offset by (i) substantially lower revenue from the sale of standalone handsets of €8.7 million on which we generally earn a small margin, (ii) €5.7 million lower analog carriage fees, and (iii) lower usage-related revenue. Excluding the negative impact from the lower standalone handset sales and lower analog carriage fees, our revenue growth rate would have been higher.

In Q4 2014, we achieved revenue of €436.0 million, marking a 4% increase compared to Q4 2013 when we achieved revenue of €417.4 million. Revenue growth in the quarter was primarily driven by higher mobile revenue, a 12% increase in our B2B revenue and higher residential broadband internet revenue. Relative to a strong Q3 2014, our revenue growth in the year-end quarter slightly contracted as a result of relatively lower net subscriber additions to both our advanced fixed and mobile services and substantially lower revenue from the sale of set-top boxes as the prior quarter benefited from the phasing-out of our legacy SD platform.

BASIC CABLE TELEVISION

Our basic cable television revenue, which represents the monthly fee paid by our basic cable TV subscribers for the analog and digital channels they receive in the basic tier, amounted to €321.2 million for the full year 2014 (Q4 2014: €80.3 million) and was up 2% versus the prior year. The negative impact from the decrease in our active subscriber base was more than offset by higher revenue from copyright fees following the price increase in February 2014. As we pay these copyright fees directly to copyright collection agencies for certain content provided by the public broadcasters, the aforementioned increase does not benefit our Adjusted EBITDA.

PREMIUM CABLE TELEVISION

Our premium cable television revenue represents the revenue generated by our digital cable television subscribers on top of the basic cable television revenue described above and includes, amongst others, (i) recurring set-top box rental fees, (ii) the revenue generated by supplemental premium content offerings, including our revamped subscription VOD packages “Play” and “Play More” and “Sporting Telenet”, and (iii) our VOD platform, including both transactional and broadcasting-on-demand features. For the full year 2014, our premium cable television business generated revenue of €232.4 million (Q4 2014: €57.8 million), representing a 1% decrease compared to the prior year. Higher set-top box rental revenue and subscription revenue was more than offset by (i) a growing proportion of bundle discounts following the repositioning of our triple-play bundles in June 2013, (ii) lower revenue from transactional VOD services due to the cannibalizing impact from both our improved subscription VOD platform and enriched PVR functionalities, and (iii) a €5 lower price point for our new subscription VOD offer “Play” versus our legacy “Rex” offer.

DISTRIBUTORS/OTHER

Distributors/Other revenue primarily includes (i) third-party sales and standalone mobile handset sales, (ii) channel carriage fees, (iii) cable television activation and installation fees, and (iv) set-top box sales revenue. Distributors/Other revenue reached €52.4 million for the full year 2014, which was €8.9 million lower than the €61.3 million we recorded for full year 2013. This 15% year-on-year revenue decrease was primarily driven by substantially lower revenue from the sale of standalone handsets and lower analog carriage fees as mentioned above. In Q4 2014, our Distributors/Other revenue was €14.5 million, up €0.7 million, or 5%, compared to Q4 2013 as lower analog carriage fees were offset by higher revenue from the sale of standalone handsets in the year-end quarter.

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RESIDENTIAL BROADBAND INTERNET

The residential broadband internet revenue generated by our residential and small business broadband internet RGUs totaled €522.2 million for the full year 2014 (Q4 2014: €132.7 million) and was up 11% compared to the prior year when we recorded residential broadband internet revenue of €469.3 million. Our revenue growth was driven by (i) a solid 4% growth in our RGU base, (ii) the more favorable allocation of revenue from our “Whop” and “Whoppa” bundles compared to our previous triple-play bundles and (iii) the benefit from the aforementioned price increase as from February 2014.

RESIDENTIAL TELEPHONY

Our residential telephony revenue includes recurring subscription-based revenue from both our fixed and mobile telephony subscribers as well as interconnection revenue generated by these customers. Our residential telephony revenue reached €482.4 million for the full year 2014 (Q4 2014: €124.9 million), and was up 3% compared to the prior year as a higher contribution from our mobile telephony business more than offset lower fixed telephony revenue as a result of a higher proportion of bundle discounts and lower usage-related revenue.

Our residential fixed telephony revenue was €222.7 million for the full year 2014 (Q4 2014: €56.9 million) with a solid 8% subscriber increase offset by a growing proportion of bundle discounts and lower usage-related revenue following the continued success of our “FreePhone Europe” flat-fee rate plans. Our residential mobile telephony revenue yielded €259.7 million (Q4 2014: €68.1 million), including €81.3 million (Q4 2014: €21.9 million) of interconnection revenue. Our residential mobile telephony revenue for the full year 2014 increased 8% compared to the prior year driven by continued growth in the number of postpaid subscribers, partially offset by a decrease in our mobile ARPU as mentioned earlier.

BUSINESS SERVICES

Revenue generated by our business customers on all coax‐related products is allocated to one of the aforementioned revenue lines and is not captured within Telenet for Business, our business services division. The revenue reported under business services relates to the revenue generated on non-coax products, including fiber and leased DSL lines, our carrier business, as well as value-added services such as hosting and managed security.

Telenet for Business generated revenue of €96.5 million for the full year 2014, which was up 6% compared to the prior year when our business services yielded revenue of €90.8 million and reflected the negative impact from changes in the way we recognize certain upfront fees. In addition, lower revenue from leased data lines and hosting services was more than offset by higher revenue from wholesale and backhauling services for mobile, managed security services and fixed voice as continued pricing pressure was offset by strong growth from new fixed telephony product offerings for medium-sized businesses. In Q4 2014 alone, our business services revenue reached €25.8 million, representing a 12% increase compared to Q4 2013 on the back of higher fixed voice, wholesale and backhauling services for mobile and security-related revenue, partly offset by lower revenue from leased data lines and hosting services.

2.2    Expenses

For the full year 2014, our total operating expenses were €1,174.9 million, down 6% compared to the prior year when we incurred total operating expenses of €1,252.1 million. An 18% year-on-year increase in other costs, which primarily reflects business-supporting and advisory costs, and slightly higher network operating and service costs for the full year 2014 were more than offset by an 8% decrease in our advertising, sales and marketing expenses. Our operating expenses for the full year 2014 reflected a €12.5 million favorable impact from the settlement of certain operational contingencies, and the comparison to 2013 operating expenses was favorably impacted by the net effect of three nonrecurring items: (i) an impairment charge of €53.3 million in Q4 2013 to reduce the carrying amount of our 3G mobile spectrum license to zero following Telenet’s assessment that it will not be able to utilize the spectrum rights, (ii) a restructuring charge of €34.8 million in Q4 2013, reflecting Telenet’s Q4 2013 decision to discontinue the provision of DTT (digital terrestrial television) services, and (iii) the benefit from a €15.7 million reversal of depreciation charges in Q2 2013 following a settlement on set-top box related import duties.

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In Q4 2014, we incurred total operating expenses of €318.3 million, representing a decrease of 20% compared to the prior year period. As mentioned above, our operating expenses in Q4 2013 were impacted by a €53.3 million impairment charge related to the 3G mobile spectrum license and a €34.8 million restructuring charge related to the discontinuation of our DTT platform. Excluding these nonrecurring elements, our operating expenses were up €9.5 million compared to the prior year period as lower payroll-related expenses and slightly lower advertising, sales and marketing expenses were more than offset by 10% higher network operating and service costs.

▪
Employee benefits of €153.8 million for the full year 2014 were broadly stable compared to €153.4 million for the full year 2013 (Q4 2014: €39.3 million). A 1% mandatory wage indexation for all of our employees in January 2014 and modest growth in our employee base, reflecting the continued growth of our operations, were to some extent offset by a release of certain bonus accruals and lower temporary staffing costs.

▪
Depreciation, amortization and impairment, including gains on disposal of property and equipment and other intangible assets, totaled €355.5 million for the full year 2014 (Q4 2014: €93.4 million) and were substantially lower compared to the €408.1 million for the prior year. Depreciation, amortization and impairment charges in 2013 reflected a €15.7 million favorable impact of the reversal of set-top box related import duties, which was more than offset by a €53.3 million impairment on the 3G mobile spectrum license. Depreciation and amortization charges for the full year 2014 were also impacted by an extension to the expected useful life of the latest generation of set-top boxes. Furthermore, we incurred lower amortization expenses for the full year 2014 versus the prior year due to the full impairment of the intangible asset related to the 3G mobile spectrum license at December 31, 2013.

▪
Network operating and service costs, which include all of our direct expenses such as costs related to handset sales and subsidies, interconnection, programming, copyrights, call center and network-related expenses, continued to represent the largest portion of our total operating expenses. Compared to the full year of 2013, our network operating and service costs increased by €4.6 million, or 1%, to €524.5 million for the full year 2014. Note that our network operating and service costs for the full year 2014 reflected a nonrecurring €12.5 million benefit from the settlement of certain operational contingencies. In addition, growth in our network operating and service costs for the full year 2014 was driven by (i) higher interconnection costs on the back of continued net subscriber growth for both our fixed and mobile telephony businesses, (ii) higher copyright and content costs, and (iii) higher costs related to handset subsidies relative to 2013. In Q4 2014, we incurred €145.9 million of network operating and service costs, up 10% year-on-year, primarily driven by (i) higher costs related to handset subsidies compared to Q4 2013, (ii) increased copyright and content costs, and (iii) an 11% increase in interconnection expenses.

•
Advertising, sales and marketing expenses of €67.1 million for the full year 2014 showed an 8% decrease compared to the prior year when we incurred advertising, sales and marketing expenses of €73.1 million. While advertising and marketing expenses for the full year 2014 were broadly stable compared to 2013, we incurred lower costs related to outbound direct sales and relatively lower sales commissions as a result of relatively lower net new subscriber growth. Compared to Q4 2013, we incurred 5% lower advertising, sales and marketing expenses at €21.5 million for Q4 2014 due to timing variances in our campaigns and lower expenses related to outbound direct sales as mentioned above.

•
Our other costs, including operating charges related to acquisitions or divestitures and restructuring charges, amounted to €65.7 million for the full year 2014 (Q4 2014: €16.9 million) compared to €87.1 million for the full year 2013 when we incurred €34.8 million of restructuring charges linked to the discontinuation of DTT services. Excluding this nonrecurring impact, other costs for the full year 2014 reflected, amongst other, higher business-supporting corporate advisory, consulting and legal fees.

Our operating expenses represented approximately 69% of our revenue for the full year 2014 as compared to approximately 76% for the full year 2013. The relative decrease compared to the prior year was primarily driven by lower depreciation, amortization and impairment charges, lower restructuring charges and lower advertising, sales and marketing expenses, partly offset by higher network operating and service costs and other costs. Cost of services provided as a percentage of our revenue reached approximately 55% for the full year 2014 as compared to approximately 61% for the full year 2013. Selling, general and administrative expenses represented approximately 14% of our overall revenue for the full year 2014 as compared to approximately 16% in the prior year period.

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2.3    Adjusted EBITDA and operating profit

For the full year 2014, we achieved Adjusted EBITDA of €900.0 million, representing an increase of 7% compared to the full year 2013 when our Adjusted EBITDA reached €842.6 million. Our Adjusted EBITDA margin for the full year 2014 reached 52.7% compared to 51.3% achieved in 2013. As mentioned earlier, our Adjusted EBITDA for the full year 2014 reflected a nonrecurring €12.5 million benefit from the settlement of certain operational contingencies. Despite a higher proportion of lower-margin mobile and premium content revenue in our overall mix and excluding the aforementioned benefit, our underlying Adjusted EBITDA margin improved 70 basis points year-on-year as a result of triple-play economies and overall control of our overhead expenses whilst continuing to invest in both our products and customer care operations.

In Q4 2014, our Adjusted EBITDA reached €212.6 million, and was up 3% compared to the prior year period when we recorded €205.7 million of Adjusted EBITDA. As anticipated, our Adjusted EBITDA margin in Q4 2014 contracted compared to prior quarters to 48.8% as a result of higher commercial expenses in the year-end quarter and the intensely competitive environment. Lower advertising, sales and marketing expenses and lower payroll-related expenses in Q4 2014 were more than offset by higher costs associated with handset subsidies, increased interconnection expenses as a result of continued telephony subscriber growth for both our fixed and mobile businesses and higher content-related expenses.

Exhibit 1: Reconciliation between Adjusted EBITDA and total profit for the period (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2014	2013	Change %	2014	2013	Change %

Adjusted EBITDA	212.6	205.7	3%	900	842.6	7%
Adjusted EBITDA margin	48.8%	49.3%		52.7%	51.3%

Share based compensation	(1.3)	(1.9)	-32%	(8.3)	(10.5)	-21%
Operating charges related to acquisitions or divestitures	(0.1)	—	N.M.	(2.1)	—	N.M.
Restructuring charges	(0.1)	(34.8)	-100%	(1.9)	(34.8)	-95%

EBITDA	211.1	169.0	25%	887.7	797.3	11%

Depreciation, amortization and impairment	(93.4)	(148.5)	-37%	(355.5)	(408.1)	-13%

Operating profit	117.7	20.5	474%	532.2	389.2	37%

Net finance expense	(75.8)	(63.7)	19%	(331.6)	(206.5)	61%
Other income	0.1	0.3	-67%	0.4	—	N.M.
Income tax benefit (expense)	(4.1)	5.8	N.M.	(91.7)	(66.3)	38%

Profit (loss) for the period	37.9	(37.1)	N.M.	109.3	116.4	-6%
N.M - Not Meaningful

Operating profit for the full year 2014 reached €532.2 million (Q4 2014: €117.7 million), a €143.0 million improvement compared to the prior year when we recorded operating profit of €389.2 million. This 37% increase in our operating profit for the full year 2014 was driven by a solid 7% year-on-year growth in our Adjusted EBITDA, while our operating profit in 2013 was negatively impacted by the impairment on the 3G mobile spectrum license and the discontinuation of DTT services.

2.4    Net result

FINANCE INCOME AND EXPENSES

For the full year 2014, our net finance expenses totaled €331.6 million compared to €206.5 million of net finance expenses incurred in 2013. The 61% increase in net finance expenses was primarily driven by a decrease in the fair value of our derivatives. For the full year 2014, our derivatives yielded a loss of €67.4 million, whereas the prior year showed a non-cash gain of €56.3 million. Furthermore, we also incurred a €7.4 million loss on the extinguishment of debt following the April 2014 prepayment of certain Term Loans and the Senior Secured Notes due 2016. Relative to the full year 2013, our interest income and foreign exchange gain showed a slight increase to €2.4 million for the whole of 2014 as lower average interest rates on our deposits and investments were offset by an average higher cash balance compared to the prior year. Interest expenses, foreign exchange loss and other finance expenses reached

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€259.2 million for the full year 2014 and were 2% lower compared to the prior year following the successful refinancing in April 2014 of certain of our Term Loans and the Senior Secured Notes due 2016.

In Q4 2014, we incurred €75.8 million of net finance expenses as compared to €63.7 million in Q4 2013. Interest income and foreign exchange gain in Q4 2014 was €1.5 million, reflecting an average higher cash balance compared to last year. Interest expenses, foreign exchange loss and other finance expenses represented €63.9 million in Q4 2014 compared to €66.4 million in Q4 2013 as a result of the aforementioned refinancing in April 2014. Finally, our derivatives yielded a loss of €13.3 million in Q4 2014 versus a small non-cash gain of €2.3 million in Q4 2013. Please refer to Section 2.6 - Debt profile, cash balance and net leverage ratio for detailed information about our debt maturity profile.

INCOME TAXES

We recorded income tax expense of €91.7 million for the full year 2014 compared to income tax expense of €66.3 million for the full year 2013, representing a 38% increase year-on-year. In Q4 2014, we incurred income tax expense of €4.1 million compared to income tax benefit of €5.8 million in the prior year period when the aforementioned impairment on the 3G mobile spectrum license and the restructuring charge for the discontinuation of DTT services had a favorable impact on our tax expenses.

NET INCOME

For the full year 2014, we earned net income of €109.3 million compared to €116.4 million in the prior year. Our net income in 2014 decreased 6% compared to the prior year as we incurred a €67.4 million loss on derivatives, recorded a €7.4 million loss on the extinguishment of debt and generally incurred higher income tax expenses. In Q4 2014, we achieved net income of €37.9 million compared to a net loss of €37.1 million in Q4 2013 triggered by the aforementioned impairment on the 3G mobile spectrum license and the restructuring charge for the discontinuation of DTT services.

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES

Our operating activities generated net cash of €571.6 million for the full year 2014 compared to €590.5 million of net cash generated from our operating activities in the prior year. Solid growth in our Adjusted EBITDA and slightly lower cash interest expenses compared to 2013 were more than offset by higher cash tax expenses and cash payments related to the settlement of certain operational contingencies. In Q4 2014, we recorded €103.2 million of net cash from operating activities compared to €189.1 million achieved in the prior year period as a modest 3% increase in our Adjusted EBITDA and a €6.3 million decrease in our cash interest expenses were more than offset by an adverse working capital impact compared to the prior year period.

NET CASH USED IN INVESTING ACTIVITIES

We used €318.6 million of net cash in investing activities for the full year 2014, representing a decrease of 12% compared to the prior year when we spent €363.8 million in investing activities. The cash used in investing activities comprised the cash payments for our capital expenditures, including the cash payment of €28.5 million for the Belgian football broadcasting rights, net of the proceeds received from other operators and broadcasters using a portion of these rights. This amount covered the final payment for the previous 2013-2014 season and the first leg of the current 2014-2015 season. In Q4 2014, we used €72.5 million of net cash in investing activities. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

For the full year 2014, we generated Free Cash Flow of €235.3 million, up 11% compared to 2013 when we achieved €212.4 million of Free Cash Flow. The robust growth in our Free Cash Flow over the period was directly driven by a

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2014 14

solid increase in our Adjusted EBITDA and lower cash capital expenditures, which more than offset both the negative cash tax impact mentioned above and the cash payments related to the settlement of certain operational contingencies. In Q4 2014, we achieved €26.0 million of Free Cash Flow compared to €110.0 million in the prior year period. Our Free Cash Flow in the quarter was impacted by higher cash tax expenses and a substantial decrease in cash from working capital changes, which we expect to reverse in Q1 2015.

NET CASH USED IN FINANCING ACTIVITIES

Net cash used in financing activities was €278.0 million for the full year 2014 compared to net cash used in financing activities of €918.9 million in 2013. The evolution of our net cash used in financing activities for the full year 2014 primarily reflected: (i) a net decrease of €155.1 million in our overall indebtedness as a result of the April 2014 refinancing and the annual deferred payment for the usage rights of the 3G mobile spectrum license, (ii) the repurchase of 1.1 million shares under the Share Repurchase Program 2014 for an aggregate amount of €48.2 million offset by the proceeds from the sale of treasury shares amounting to €25.6 million, (iii) €24.7 million related to capital lease repayments and other financial payments, and (iv) €75.6 million of net cash used in Q4 2014 for the termination of the interest rate derivatives related to the €400.0 million Senior Secured Notes due 2021 as the previous contracts were replaced by new swap contracts with a much lower base rate, hence reducing our cash interest expenses as from 2015 onwards.

The net cash used in financing activities in 2013 primarily reflected (i) the payment of the extraordinary gross dividend of €7.90 per share to our shareholders in early May 2013 (for an aggregate amount of €905.2 million), (ii) €26.9 million of proceeds from the exercise of options and warrants, and (iii) €40.6 million related to various financial payments and capital lease repayments, including the annual deferred payment for the usage rights of the 3G mobile spectrum license for the year 2014.

In Q4 2014, we used €79.3 million of net cash in financing activities related to the unwinding of certain derivatives as mentioned above, various capital lease repayments, including the deferred payment for the usage rights of the 3G mobile spectrum, and other financial payments.

2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE

As of December 31, 2014, we carried a total debt balance (including accrued interest) of €3,733.5 million, of which €1,357.0 million principal amount is owed under our 2010 Amended Senior Credit Facility and €1,900.0 million principal amount is related to the Senior Secured Notes issued in 2010, 2011 and 2012. Our total debt balance at December 31, 2014 also included €38.5 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.

In March 2014, we announced an extension offer for Term Loans Q, R and T under our existing 2010 Amended Senior Credit Facility and the redemption of the Senior Secured Notes due 2016. As a result of the aforementioned refinancing, which was completed in April 2014, we issued a new €474.1 million floating rate Term Loan under the 2010 Amended Senior Credit Facility (“Term Loan W”) due June 30, 2022 carrying a margin of 3.25% over Euribor. In addition, we issued a new €882.9 million floating rate Term Loan under the 2010 Amended Senior Credit Facility (“Term Loan Y”) due June 30, 2023 carrying a margin of 3.50% over Euribor. The net proceeds of these new issuances, together with available cash and cash equivalents, were used to fully redeem the outstanding amounts under Term Loans Q, R and T and the €100.0 million Senior Secured Notes due 2016. As a result, we do not have any maturities of our outstanding debt prior to November 2020.

In addition, as part of the aforementioned refinancing, we also launched an extension process for our existing Revolving Facility (“Facility S”) with maturity December 31, 2016 carrying a margin of 2.75% over Euribor. Lenders under the Revolving Facility were asked to renew and extend their commitments into a new Revolving facility

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(“Facility X”) with maturity September 30, 2020 carrying a margin of 2.75% over Euribor. As a result, we now have full access to a committed Revolving Facility of €322.9 million, being €36.9 million under “Facility S” (with availability up to December 31, 2016) and €286.0 million under “Facility X” (with availability up to September 30, 2020).

DEBT OVERVIEW AND PAYMENT SCHEDULES

The table below provides an overview of our debt instruments and payment schedule at December 31, 2014.

Exhibit 2: Debt maturity table as of December 31, 2014

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	December 31, 2014
	(in million of euro)
2010 Amended Senior Credit Facility:
Term Loan W	474.1	474.1	—	June 30, 2022	Floating - 1-month Euribor + 3.25%	Monthly
Term Loan Y	882.9	882.9	—	June 30, 2023	Floating - 1-month Euribor + 3.50%	Monthly
Revolving Credit Facility (Facility S)	36.9	—	36.9	December 31, 2016	Floating - 1-month Euribor + 2.75%	Not applicable
Revolving Credit Facility (Facility X)	286.0	—	286.0	September 30, 2020	Floating - 1-month Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed - 6.375%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed - 6.625%	Semi-annually (Feb and Aug.)
€450 million Senior Secured Notes due 2022	450.0	450.0	—	August 15, 2022	Fixed - 6.25%	Semi-annually (Feb and Aug.)
€250 million Senior Secured Notes due 2024	250.0	250.0	—	August 15, 2024	Fixed - 6.75%	Semi-annually (Feb and Aug.)

Senior Secured Floating Rate Notes

€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating - 3-month Euribor + 3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	3,579.9	3,257.0	322.9

CASH BALANCE AND AVAILABILITY OF FUNDS

At December 31, 2014, we held €189.1 million of cash and cash equivalents compared to €214.1 million at December 31, 2013. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions. The €25.0 million decrease in our cash and cash equivalents compared to December 31, 2013 was amongst others caused by (i) the early redemption of the remaining outstanding amounts under certain of our Term Loans following the April 2014 refinancing, (ii) the repurchase of 1.1 million shares under the Share Repurchase Program 2014, partially offset by the subsequent sale of treasury shares and, (iii) the unwinding in December 2014 of our derivatives related to the €400.0 million Senior Secured Notes due 2021. At December 31, 2014, we had access to an additional committed Revolving Facility of €322.9 million, subject to compliance with the covenants mentioned below. A substantial portion of our Revolving Facility (€286.0 million) is available until September 30, 2020, while the remaining amount (€36.9 million) is available until December 31, 2016.

NET LEVERAGE RATIO

As of December 31, 2014, the outstanding balance of our 2010 Amended Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 3.7x compared to 4.0x at the end of December 2013. The decrease in our net leverage ratio compared to year-end 2013 reflected the absence of major shareholder disbursements apart from the €48.2 million Share Repurchase Program 2014 as mentioned above. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x.

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2.7    Capital expenditures

Accrued capital expenditures reached €387.2 million for the full year 2014, representing approximately 23% of our revenue and representing a 4% increase compared to the prior year when we incurred accrued capital expenditures of €372.3 million. Our accrued capital expenditures for the full year 2013 were impacted by a €16.1 million reversal of set-top box related import duties and the extension of the UK Premier League football broadcasting rights for three seasons, starting August 2013. These broadcasting rights have been capitalized as intangible assets and are being amortized on a pro‐rata basis as the seasons progress. In June 2014, we successfully renewed the football broadcasting rights for the Jupiler Pro League for three seasons, starting July 2014. The first season under the current three-year contract has been capitalized as an intangible asset and is being amortized on a pro-rata basis as the season progresses. Excluding the impact from the renewal of the Belgian football broadcasting rights, our accrued capital expenditures would have represented approximately 21% of our revenue for the full year 2014.

Set-top box related capital expenditures increased 16% from €42.5 million for the full year 2013 to €49.1 million for the full year 2014 as a result of continued growth in our digital cable TV subscriber base and the phasing-out of our legacy SD platform. For the full year 2014, set-top box related capital expenditures reached approximately 14% of our total accrued capital expenditures (excluding the renewal of the Belgian football broadcasting rights). Capital expenditures for customer installations totaled €64.9 million for the full year 2014, or approximately 18% of total accrued capital expenditures (excluding the renewal of the Belgian football broadcasting rights), compared to €81.6 million in 2013. The 20% year-on-year decline in our customer installations capital expenditures mirrored a lower level of net broadband internet subscriber additions as compared to last year and increased efficiencies in our installation processes as customers increasingly opted for self-installation.

Accrued capital expenditures for network growth and upgrades decreased 14% from €114.4 million in 2013 to €98.1 million for the full year 2014, and represented approximately 27% of total accrued capital expenditures (excluding the renewal of the Belgian football broadcasting rights). The decrease was primarily driven by timing variances in the execution of some our network investments and relatively lower spending on node-splitting. At the end of August 2014, we unveiled our next-generation network upgrade program “De Grote Netwerf”, boosting the digital economy in Flanders. Over the coming five years, we anticipate to spend around €500.0 million to boost the capacity of our network from the current 600 MHz to 1 GHz, enabling superfast broadband speeds of up to 1 Gbps.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and recurring investments in our IT platform and systems. These reached €175.1 million for the full year 2014 compared to €133.8 million in 2013, and were impacted by the renewal of the Belgian football broadcasting rights, as mentioned above. Approximately 59% of our accrued capital expenditures for the full year 2014 (excluding the renewal of the Belgian football broadcasting rights) were scalable and subscriber growth related.

In Q4 2014 alone, we recorded accrued capital expenditures of €127.2 million, marking a 17% increase compared to the prior year period and representing approximately 29% of our revenue. Accrued capital expenditures in Q4 2014 were impacted by significantly higher set-top box related capital expenditures, higher capitalized content rights (other than football broadcasting rights) and higher support-related capital expenditures. Approximately 58% of our accrued capital expenditures were scalable and subscriber growth related in the quarter compared to approximately 64% for Q4 2013. We will continue to closely monitor our investment levels to make sure they generate incremental returns for all our stakeholders.

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3    Outlook and other information

3.1    Outlook for the year 2015

Each day, we aspire to provide an amazing customer experience to all of our 2,066,700 customers over our leading HFC network. Hence, we continue to focus on providing the fastest and most reliable connectivity services for both our residential and business customers. Our connectivity services are centered around our leading triple-play bundles “Whop” and “Whoppa”, offering data download speeds of to 160 Mbps for our residential customers, and our “FLUO” solutions for business customers with data download speeds of up to 200 Mbps. At December 31, 2014, we still served 428,600 single-play subscribers, representing around 21% of our customer base. We remain focused on cross-selling these customers to our leading bundled propositions, so they can fully enjoy their digital lifestyle.

Having reached almost 900,000 mobile postpaid subscribers at the end of 2014, almost 20% of our cable customers receive mobile services from us, demonstrating the ability to cross-sell our large customer base. The improvements made to our mobile subscription plans in 2014, including the launch of 4G services and the introduction of the attractive “King Supersize” feature, together with the increased density of our WiFi Homespots and Homespots have laid the foundations for solid growth ahead. Thanks to the gradual roll-out of EAP, our customers will enjoy an automatic and seamless authentication to our fast WiFi network, while allowing us to control our overall interconnection expenses.

Telenet for Business, our B2B business, generated a healthy 6% revenue growth in 2014 driven by higher revenue from managed security and mobile carrier services, and the successful launch of our fixed telephony offer on coax for small and medium-sized businesses. Our strategy to offer the fastest and most reliable connectivity for business customers, including the availability of value-added services such as cloud, managed security and hosting remains well in place for 2015.

Finally, we believe 2015 will be a pivotal year for our entertainment business. In Q4 2014, we repositioned our subscription video-on-demand packages and added several new features, including an unrestricted and unlimited 7-day access to our catch-up library. Priced at €10 and €25, respectively, we believe “Play” and “Play More” represent an attractive proposition for our digital cable TV customers. We also anticipate that we will be able to successfully close the contemplated 50% investment in the local media company De Vijver Media towards the end of Q1 2015, although this investment does not have any direct impact on our financial guidance for 2015.

In August last year, we announced the start of a €500.0 million network investment program “De Grote Netwerf”, as we aim to upgrade our bandwidth capacity from the current 600 MHz to 1 GHz. As such, we will substantially boost the available bandwidth for consumers, businesses and governments, effectively strengthening the digital economy in Flanders. The targeted investments we made in 2014 in our products, our customers and our network have laid the foundations for solid growth in 2015. Taking the current economic and intensely competitive environment into account, including the potential ramifications from cable wholesale, we target revenue growth of “between 4-5%” for 2015 driven by a higher contribution from our entertainment and mobile businesses, continued growth for our B2B activities and a generally higher contribution from our fixed connectivity business driven by continued RGU growth and the benefit of price adjustments on certain fixed services as of February 2015.

The growth in our Adjusted EBITDA in 2015 will be impacted by higher investments in our lower-margin premium content and entertainment platform and our focus on improving in-home connectivity for our customers, while our FY 2014 Adjusted EBITDA was favorably impacted by a nonrecurring €12.5 million benefit. As a result, we target Adjusted EBITDA growth of “around 4%” for 2015. Excluding the aforementioned nonrecurring benefit in FY 2014, the underlying growth rate in Adjusted EBITDA would be meaningfully higher.

Accrued capital expenditures, excluding the impact from the renewal of the Belgian football broadcasting rights, are estimated to represent “around 21% of our revenue” and reflect higher investments in our HFC network as part of our €500.0 million five-year network investment program “De Grote Netwerf”. Finally, we see Free Cash Flow in the €240.0-250.0 million range as a result of solid underlying growth in our Adjusted EBITDA, a targeted improvement in

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2014 18

our working capital and lower cash interest expenses as a result of our optimized derivatives portfolio. This represents a solid improvement versus the achieved Free Cash Flow of €235.3 million in 2014 despite substantially higher cash tax expenses in 2015.

Exhibit 3: Outlook FY 2015

Outlook FY 2015
(as presented on February 12, 2015)
Revenue growth	4 - 5%
Adjusted EBITDA growth	Around 4% (1)
Accrued capital expenditures, % of revenue	Around 21%(1)
Free Cash Flow	€240.0 - 250.0 million(2)
(1) Excluding the impact from the extension of the Belgian football broadcasting rights.
(2) Assuming the tax payment on our 2014 tax return will not occur until early 2016.

3.2    Shareholder remuneration

For 2015, the board of directors has authorized a €50.0 million share buy-back program, effective today. The board of directors remains committed to deliver attractive and sustainable shareholder value in line with the Company’s long‐term Net Total Debt to Consolidated Annualized EBITDA ratio. This methodology provides for an optimal balance between growth, shareholder returns and attractive access to capital markets. The Company aims to achieve this leverage target through potential value-accretive acquisitions and/or investments to support future business growth and cash returns to shareholders, underpinned by strong Free Cash Flow generation and a continued optimization of the financing structure.

3.3    Subsequent events

There were no significant events subsequent to December 31, 2014, that would require adjustment to or disclosure in the financial information included in this press release.

3.4    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Reviseurs d’Entreprises CVBA, represented by Götwin Jackers, has confirmed that their audit procedures, which have been substantially completed, have not revealed any material adjustments which would have to be made to the condensed consolidated financial information as of and for the year ended December 31, 2014 included in this press release.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2014 19

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	Dec 2014	Dec 2013	Change %

Total Services

Homes passed - Combined Network	2,916,300	2,893,800	1%

Television
Analog Cable TV	490,100	601,100	-18%
Digital Cable TV	1,576,600	1,491,400	6%
Total Cable TV	2,066,700	2,092,500	-1%

Internet
Residential Broadband Internet	1,489,900	1,425,200	5%
Business Broadband Internet	40,700	39,700	3%
Total Broadband Internet	1,530,600	1,464,900	4%

Telephony
Residential Telephony	1,139,400	1,051,100	8%
Business Telephony	14,800	13,900	6%
Total Telephony	1,154,200	1,065,000	8%

Mobile telephony (active customers)	894,500	750,500	19%

Total Services (excl. Mobile)	4,751,500	4,622,400	3%

Churn

Basic cable television	8.3%	7.9%
Broadband internet	7.4%	7.1%
Telephony	7.4%	6.4%

Customer relationship information - Combined Network

Triple-play customers	1,046,700	955,300	10%
Total customer relationships	2,066,700	2,092,500	-1%
Services per customer relationship	2.30	2.21	4%
ARPU per customer relationship (in € / month)	50.3	48.7	3%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2014 20

5	Telenet Group Holding NV – Selected EU IFRS condensed consolidated financial statements
5.1    EU IFRS condensed consolidated statement of profit or loss and other comprehensive income (unaudited)

	For the three months ended			For the year ended
(€ in millions, except shares and per share amounts)	December 31			December 31,
	2014	2013	Change %	2014	2013	Change %
Profit for the period
Revenue

Basic cable television	80.3	78.4	2%	321.2	314.7	2%
Premium cable television	57.8	58.8	-2%	232.4	235.7	-1%
Distributors / other	14.5	13.8	5%	52.4	61.3	-15%
Residential broadband internet	132.7	125.4	6%	522.2	469.3	11%
Residential telephony	124.9	117.9	6%	482.4	469.5	3%
Business services	25.8	23.1	12%	96.5	90.8	6%

Total Revenue	436.0	417.4	4%	1,707.1	1,641.3	4%
Expenses
Cost of services provided	(250.4)	(324.4)	-23%	(934.8)	(994.8)	-6%
Gross Profit	185.6	93.0	100%	772.3	646.5	19%
Selling, general & administrative expenses	(67.9)	(72.5)	-6%	(240.1)	(257.3)	-7%
Operating profit	117.7	20.5	474%	532.2	389.2	37%
Finance income	1.5	2.7	-44%	2.4	58.5	-96%
Net interest income and foreign exchange gain	1.5	0.4	275%	2.4	2.2	9%
Net gain on derivative financial instruments	—	2.3	N.M.	—	56.3	N.M.
Finance expenses	(77.3)	(66.4)	16%	(334.0)	(265.0)	26%
Net interest expense, foreign exchange loss and other finance expenses	(63.9)	(66.4)	-4%	(259.2)	(265.0)	-2%
Net loss on derivative financial instruments	(13.3)	—	N.M.	(67.4)	—	N.M.
Loss on extinguishment of debt	(0.1)	—	N.M.	(7.4)	—	N.M.
Net finance expense	(75.8)	(63.7)	19%	(331.6)	(206.5)	61%
Other income	0.1	0.3	-67%	0.4	—	N.M.
Profit (loss) before income tax	42.0	(42.9)	N.M.	201.0	182.7	10%
Income tax benefit (expense)	(4.1)	5.8	N.M.	(91.7)	(66.3)	38%
Profit (loss) for the period	37.9	(37.1)	N.M.	109.3	116.4	-6%

Other comprehensive income for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability (asset)	(2.3)	(1.5)	53%	(3.0)	(1.5)	100%
Other comprehensive loss for the period, net of income tax	(2.3)	(1.5)	53%	(3.0)	(1.5)	100%
Total comprehensive income (loss) for the period	35.6	(38.6)	N.M.	106.3	114.9	-7%

Profit (loss) attributable to:	37.9	(37.1)	N.M.	109.3	116.4	-6%
Owners of the Company	37.9	(37.1)	N.M.	109.3	116.4	-6%
Non-controlling interests	—	—	N.M.	—	—	N.M.

Total comprehensive income (loss) for the period, attributable to:	35.6	(38.6)	N.M.	106.3	114.9	-7%
Owners of the Company	35.6	(38.6)	N.M.	106.3	114.9	-7%
Non-controlling interests	—	—	N.M.	—	—	N.M.

Weighted average shares outstanding	116,533,948	114,883,226		115,940,077	114,417,532
Basic earnings (loss) per share	0.32	(0.32)		0.94	1.02
Diluted earnings (loss) per share	0.32	(0.32)		0.94	1.00

Expenses by Nature
Employee benefits	39.3	41.5	-5%	153.8	153.4	—
Share based compensation	1.3	1.9	-32%	8.3	10.5	-21%
Depreciation	64.0	61.6	4%	249.2	231.6	8%
Amortization	15.7	20.8	-25%	60.0	82.4	-27%
Amortization of broadcasting rights	14.0	13.9	1%	48.3	43.7	11%
Impairment loss on other intangible assets	—	53.3	N.M.	—	53.3	N.M.
Gain on disposal of property and equipment and other intangible assets	(0.3)	(1.1)	-73%	(2.0)	(2.9)	-31%
Network operating and service costs	145.9	132.5	10%	524.5	519.9	1%
Advertising, sales and marketing	21.5	22.6	-5%	67.1	73.1	-8%
Other costs	16.7	15.1	11%	61.7	52.3	18%
Operating charges related to acquisitions or divestitures	0.1	—	N.M.	2.1	—	N.M.
Restructuring charges	0.1	34.8	-100%	1.9	34.8	-95%

Total Expenses	318.3	396.9	-20%	1,174.9	1,252.1	-6%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2014 21

5.2    EU IFRS condensed consolidated statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31			December 31
	2014	2013	Change %	2014	2013	Change %

Cash flows from operating activities
Profit (loss) for the period	37.9	(37.1)	N.M.	109.3	116.4	-6%
Depreciation, amortization, impairment and restructuring changes	93.5	183.3	-49%	357.4	442.9	-19%
Working capital changes and other non cash items	(46.2)	42.1	N.M.	(70.1)	(3.1)	2,161%
Income tax expense (benefit)	(7.0)	(5.8)	21%	79.9	66.3	21%
Net interest expense, foreign exchange loss and other finance expenses	62.4	66.0	-5%	256.8	262.8	-2%
Net loss (gain) on derivative financial instruments	13.3	(2.3)	N.M.	67.4	(56.3)	N.M.
Loss on extinguishment of debt	0.1	—	N.M.	7.4	—	N.M.
Cash interest expenses and cash derivatives	(50.8)	(57.1)	-11%	(236.5)	(238.5)	-1%

Net cash from operating activities	103.2	189.1	-45%	571.6	590.5	-3%

Cash flows from investing activities
Purchases of property and equipment	(51.1)	(59.9)	-15%	(210.9)	(256.6)	-18%
Purchases of intangibles	(22.1)	(14.6)	51%	(110.9)	(110.6)	—
Investments in equity accounted investees	—	(0.1)	N.M.	—	(0.5)	N.M.
Proceeds from sale of property and equipment	0.7	1.3	-46%	3.2	3.9	-18%
Purchase of broadcasting rights for resale purposes	(2.5)	(4.8)	-48%	(11.3)	(25.6)	-56%
Proceeds from the sale of broadcasting rights for resale purposes	2.5	4.8	-48%	11.3	25.6	-56%

Net cash used in investing activities	(72.5)	(73.3)	-1%	(318.6)	(363.8)	-12%

Cash flows from financing activities
Repayments of loans and borrowings	(7.4)	(7.4)	—	(728.8)	(7.4)	N.M.
Proceeds from loans and borrowings	—	—	—	573.7	—	N.M.
Payments related to capital reductions and dividend	—	—	—	—	(905.2)	N.M.
Repurchase of own shares	—	—	—	(48.2)	—	N.M.
Sales of own shares	10.2	—	N.M.	25.6	—	N.M.
Payments related to early termination of derivatives	(75.6)	—	N.M.	(75.6)	—	N.M.
Other financing activities (incl. finance leases)	(6.5)	(3.4)	N.M.	(24.7)	(6.3)	292%

Net cash used in financing activities	(79.3)	(10.8)	634%	(278.0)	(918.9)	-70%

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	237.7	109.1	118%	214.1	906.3	-76%
Cash at end of period	189.1	214.1	-12%	189.1	214.1	-12%

Net cash generated (used)	(48.6)	105.0	N.M.	(25.0)	(692.2)	-96%

Free Cash Flow
Net cash from operating activities	103.2	189.1	-45%	571.6	590.5	-3%
Purchases of property and equipment	(51.1)	(59.9)	-15%	(210.9)	(256.6)	-18%
Purchases of intangibles	(22.1)	(14.6)	51%	(110.9)	(110.6)	—
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(1.2)	(1.1)	9%	(4.9)	(4.5)	9%
Principal payments on post acquisition additions to network leases	(2.8)	(3.5)	-20%	(9.6)	(6.4)	50%
Free Cash Flow	26.0	110.0	-76%	235.3	212.4	11%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2014 22

5.3    EU IFRS condensed consolidated statement of financial position
(unaudited)

(€ in millions)	December 31,	December 31,	Change
	2014	2013

ASSETS
Non-current Assets:
Property and equipment	1,417.5	1,386.1	31.4
Goodwill	1,241.8	1,241.8	—
Other intangible assets	248.4	251.9	(3.5)
Deferred tax assets	102.0	82.1	19.9
Other assets	3.7	7.7	(4.0)
Total non-current assets	3,013.4	2,969.6	43.8

Current Assets:
Inventories	17.1	15.4	1.7
Trade receivables	111.7	118.7	(7.0)
Other current assets	77.8	83.8	(6.0)
Cash and cash equivalents	189.1	214.1	(25.0)
Total current assets	395.7	432.0	(36.3)

TOTAL ASSETS	3,409.1	3,401.6	7.5

EQUITY AND LIABILITIES
Equity:
Share capital	12.7	12.6	0.1
Share premium and other reserves	1,019.1	982.1	37.0
Retained loss	(2,394.3)	(2,465.9)	71.6
Remeasurements	(10.5)	(7.5)	(3.0)
Total equity attributable to owners of the Company	(1,373.0)	(1,478.7)	105.7
Non-controlling interests	10.7	8.3	2.4
Total equity	(1,362.3)	(1,470.4)	108.1

Non-current Liabilities:
Loans and borrowings	3,654.7	3,790.4	(135.7)
Derivative financial instruments	114.2	111.0	3.2
Deferred revenue	1.7	2.7	(1.0)
Deferred tax liabilities	133.4	109.4	24.0
Other liabilities	82.6	90.8	(8.2)
Total non-current liabilities	3,986.6	4,104.3	(117.7)

Current Liabilities:
Loans and borrowings	78.8	77.9	0.9
Trade payables	114.4	141.8	(27.4)
Accrued expenses and other current liabilities	325.2	340.6	(15.4)
Deferred revenue	73.0	79.0	(6.0)
Derivative financial instruments	28.4	39.9	(11.5)
Current tax liability	165.0	88.5	76.5
Total current liabilities	784.8	767.7	17.1

Total liabilities	4,771.4	4,872.0	(100.6)

TOTAL EQUITY AND LIABILITIES	3,409.1	3,401.6	7.5